EXHIBIT 4.5

THIS RENEWAL REVOLVING LINE OF CREDIT PROMISSORY NOTE SUPERSEDES AND REPLACES IN ITS ENTIRETY THAT CERTAIN RENEWAL REVOLVING CREDIT NOTE BETWEEN THE PARTIES DATED APRIL 27, 2004 IN THE ORIGINAL STATED PRINCIPAL AMOUNT OF $15,000,000.00.

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $2,450.00 HAS BEEN PAID DIRECTLY TO THE FLORIDA DEPARTMENT OF REVENUE, CERTIFICATE OF REGISTRATION NO. 26-8000424554-2, IN CONNECTION WITH THE APRIL 27, 2004 RENEWAL REVOLVING LINE OF CREDIT PROMISSORY NOTE FROM BORROWER PAYABLE TO BANK IN THE STATED PRINCIPAL AMOUNT OF $15,000,000.00.

RENEWAL REVOLVING LINE OF CREDIT

PROMISSORY NOTE

$15,000,000.00	June 25, 2007

SUPERIOR UNIFORM GROUP, INC.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

(“Borrower”)

WACHOVIA BANK, NATIONAL ASSOCIATION,

f/k/a FIRST UNION NATIONAL BANK

225 Water Street

Jacksonville, Florida 32202

(“Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LINE OF CREDIT. Borrower may borrow, repay and re-borrow, and, upon the request of Borrower, Bank shall advance and re-advance under this Note from time to time until the maturity hereof (each an “Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject. Bank’s obligation to make Advances under this Note shall terminate if a Default (as defined in the other Loan Documents) under any Loan

Document occurs. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.

If Borrower subscribes to Bank’s cash management services and if such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

USE OF PROCEEDS. Borrower shall use the proceeds of the loan evidenced by this Note for the commercial purposes of Borrower.

SECURITY. This Note is extended on an unsecured basis, provided however, that Borrower shall at all times be in compliance with Section 8.2 of the Amended and Restated Loan Agreement between Borrower and Bank dated April 27, 2004, as amended.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note during each Interest Period from the date hereof at the LIBOR Market Index Rate plus 0.60%, as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate (“Interest Rate”). “LIBOR Market Index Rate” means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

DEFAULT RATE. In addition to all other rights contained in this Note, if a default in the payment of Obligations occurs, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (“Default Rate”). The Default Rate shall also apply from demand until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on July 26, 2007, and continuing on the same day of each month thereafter until fully paid. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on June 30, 2010, the “Maturity Date” of this Note. Provided Borrower is not in default under this Note or under any of the “Loan Documents” (as hereinafter defined), Borrower shall have the right and option to extend the Maturity Date for an additional twelve month period (“Term Option”) upon and in accordance with the following terms and conditions: (a) Borrower shall give written notice to Bank at least 30 days prior to the Maturity Date of its intent to exercise the Term Option; (b) Borrower and any guarantor shall execute and deliver to Bank all documentation as reasonably required by Bank in connection with the Term Option; and (c) Borrower shall pay to Bank its reasonable attorneys’ fees and costs in connection therewith.

In the event Borrower exercises the Term Option, the outstanding principal balance of this Note shall convert to a term loan and shall be due and payable in equal consecutive monthly installments of principal and interest in an amount determined by Bank which would allow the outstanding principal balance hereof to be repaid in twelve months, and shall be evidenced by, and Borrower hereby agrees to execute a note or other documentation reasonably required by Bank to evidence the same.

As used herein, “Loan Documents” shall mean this Note, the Amended and Restated Loan Agreement, as amended, and all other documents executed and delivered in connection therewith.

AUTOMATIC DEBIT. Borrower hereby directs Bank to debit its Account No. 2000002261874 maintained with Bank to make all payments required hereunder.

RESCISSION OF PAYMENTS. If any payment received by Bank under this Note or under any of the other Loan Documents is rescinded, avoided or for any reason returned to Bank because of any adverse claim or threatened action, the returned payment shall remain as an obligation of all persons and entities liable under this Note or the other Loan Documents as though such payment had not been made.

LOAN AGREEMENT; LOAN DOCUMENTS; OBLIGATIONS. This Note is subject to the terms and conditions of that certain Amended and Restated Loan Agreement between Bank and Borrower dated April 27, 2004, as amended (the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement. The term “Obligations” used in this Note refers to any and all indebtedness and all other obligations under this Note, all other obligations as defined in the respective Loan Documents, and all obligations under any swap agreements as defined in 11 U.S.C. § 101 between Bank and Borrower whenever executed.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

EVENTS OF DEFAULT. An “Event of Default” shall exist if any one or more of the following events shall occur (individually, an “Event of Default”, and collectively, “Events of Default”): Non-payment; Non-performance. The failure of timely payment or performance of the Obligations. Event of Default under other Loan Documents. The occurrence of any Event of Default under any of the other Loan Documents.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

REMEDIES. Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower’s accounts without notice. Cumulative. Exercise any rights and remedies as provided under the Note and the other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default (as defined in the other Loan Documents) shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other Person liable under this Note waives presentment, protest, notice of dishonor, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s accounts with Bank and any of its affiliates. Swap Agreements. All swap agreements (as defined in 11 U.S.C. § 101), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements unless expressly referred to in such payoff statement. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank’s address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7391, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7391, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH

OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

SUPERIOR UNIFORM GROUP, INC.,
A Florida Corporation

By:
Andrew D. Demott, Jr.,
As a Senior Vice President and
As the Chief Financial Officer

STATE OF FLORIDA	)
COUNTY OF	)

The foregoing instrument was acknowledged before me on             , 2007 by Andrew D. Demott, Jr., as a Senior Vice President and as the Chief Financial Officer of SUPERIOR UNIFORM GROUP, INC., a Florida corporation, on behalf of the corporation              who is personally known to me or              who has produced a driver’s license as identification

Notary Public
Commission No.
Commission Expiration Date: